Exhibit 1.2

TELEPHONE AND DATA SYSTEMS, INC.
(a Delaware corporation)
Preferred Stock Represented by Depositary Shares
TERMS AGREEMENT

February 23, 2021

To:	Telephone and Data Systems, Inc.
30 N. LaSalle, Suite 4000
Chicago, Illinois 60602

Ladies and Gentlemen:

We understand that Telephone and Data Systems, Inc., a Delaware corporation (the “Company”), proposes to issue and sell an aggregate of 16,000,000 depositary shares (the “Depositary Shares”), each representing a 1/1,000th ownership interest in a share of the Company’s 6.625% Series UU Cumulative Redeemable Perpetual Preferred Stock, with a liquidation preference of $25,000 per share (equivalent to $25.00 per Depositary Share) (the “Preferred Stock” and, together with the Depositary Shares, the “Securities”) (such securities also being hereinafter referred to as the “Initial Underwritten Securities”). Subject to the terms and conditions set forth or incorporated by reference herein, we the underwriters named below (the “Underwriters”) offer to purchase, severally and not jointly, the number of Initial Underwritten Securities opposite our respective names set forth below at the purchase price set forth below, and a proportionate share of Option Underwritten Securities set forth below, to the extent any are purchased.

Underwriter	Number of Initial Underwritten Securities

BofA Securities, Inc.	2,624,000
Morgan Stanley & Co. LLC	2,624,000
RBC Capital Markets, LLC	2,624,000
UBS Securities LLC	2,624,000
Wells Fargo Securities, LLC	2,624,000
Citigroup Global Markets Inc.	1,600,000
BNY Mellon Capital Markets, LLC	320,000
CIBC World Markets Corp.	320,000
TD Securities (USA) LLC	320,000
U.S. Bancorp Investments, Inc.	320,000
Total	16,000,000

The Underwritten Securities shall have the following terms:
Preferred Stock Represented by Depositary Shares

Title:	Depositary Shares each representing a 1/1,000 interest in a share of Telephone and Data Systems, Inc.’s 6.625% Series UU Cumulative Redeemable Perpetual Preferred Stock.

Liquidation Preference:	$25,000 per share of Preferred Stock (equivalent to $25.00 per Depositary Share)

Size:	$400,000,000 (16,000,000 Depositary Shares)

Over-Allotment Option:	$60,000,000 (2,400,000 Depositary Shares)

Term:	Perpetual

Currency of payment:	U.S. Dollars

Dividend Rate:	6.625%

Dividend payment dates:	March 31, June 30, September 30 and December 31, commencing June 30, 2021

Redemption provisions:
The Company may, at its option, redeem the Preferred Stock:
•in whole, at any time, or in part, from time to time, on or after March 31, 2026, at a redemption price in cash equal to $25,000 per share of Preferred Stock (equivalent to $25.00 per Depositary Share);

•in whole but not in part, at any time prior to March 31, 2026, within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a “Ratings Event” (as defined in the Preliminary Prospectus Supplement) or, if no review or appeal process is available or sought with respect to such Ratings Event, at any time within 120 days after the occurrence of such Ratings Event, at a redemption price in cash equal to $25,500 per share of Preferred Stock (equivalent to $25.50 per Depositary Share); or

•in whole or in part, upon the occurrence of a Change of Control Triggering Event (as defined in the Preliminary Prospectus Supplement), within 120 days after the first date on which such Change of Control Triggering Event occurred, at a redemption price in cash equal to $25,000 per share of Preferred Stock (equivalent to $25.00 per Depositary Share), plus, in each case, all accumulated and unpaid dividends (whether or not declared) to, but excluding, such redemption date.

Listing requirements:	The Company intends to apply to list the Depositary Shares on the New York Stock Exchange under the symbol “TDSPrU” and, if the application is approved, expects trading in the Depositary Shares on the New York Stock Exchange to begin within 30 days after the Settlement Date.

CUSIP / ISIN of Depositary Shares:	879433 787 / US8794337878

Price to Public:	$25.00 per Depositary Share

Underwriting Discounts:	$0.7875 per Depositary Share for retail investors ($10,716,772.50) and $0.500 per Depositary Share for institutional investors ($1,195,700) / $11,912,472.50 total.

Form:	Book-entry only

Other terms and conditions:	None

Initial Sale Time:	4:30 P.M., New York City time, on February 23, 2021

Free writing prospectus included in Disclosure Package (See Section 1(a)(2)):	Free Writing Prospectus, dated February 23, 2021

Electronic road show or other written communications included in Company Additional Written Communication (See Section 1(a)(6)):	Investor Presentation dated February 22, 2021

Restriction on Sale of Securities:	February 23, 2021 and continuing to and including 30 days thereafter, except with prior written consent from the Representatives

Closing date and location:	March 2, 2021 at the offices of Sidley Austin LLP, One S. Dearborn Street, Chicago, Illinois 60603

All of the provisions contained in the document attached as Annex I hereto entitled “TELEPHONE AND DATA SYSTEMS, INC. — Preferred Stock Represented by Depositary Shares— Final Term Sheet” and the document attached as Annex II hereto entitled “TELEPHONE AND DATA SYSTEMS, INC. — Preferred Stock Represented by Depositary Shares— Underwriting Agreement” are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.
Please accept this offer no later than five o’clock P.M. (New York City time) on February 23, 2021 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

BOFA SECURITIES, INC.
CITIGROUP GLOBAL MARKETS INC.
MORGAN STANLEY & CO. LLC
RBC CAPITAL MARKETS, LLC
UBS SECURITIES LLC
WELLS FARGO SECURITIES, LLC

As representatives of the Several Underwriters Referred to Below

BY:	WELLS FARGO SECURITIES, LLC

By:	/s/ Carolyn Hurley
Authorized Signatory

Acting on behalf of itself and the other named Underwriters.

Accepted:

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ Peter L. Sereda
Name: Peter L. Sereda
Title: Executive Vice President and Chief Financial Officer

By:	/s/ LeRoy T. Carlson, Jr.
Name: LeRoy T. Carlson, Jr.
Title: President and Chief Executive Officer

[Signature Page to the Terms Agreement]

Free Writing Prospectus
(To Prospectus dated February 23, 2021 and
Preliminary Prospectus Supplement Dated February 23, 2021)

Annex I to Terms Agreement

Form of Pricing Term Sheet

TELEPHONE AND DATA SYSTEMS, INC.

16,000,000 Depositary Shares
Each representing a 1/1,000th Interest in a Share of
6.625% Series UU Cumulative Redeemable Perpetual Preferred Stock
(Liquidation Preference Equivalent to $25.00 Per Depositary Share)

Pricing Term Sheet

Issuer:	Telephone Data Systems, Inc.
Security:	Depositary shares (the “Depositary Shares”) each representing a 1/1,000 interest in a share of Telephone and Data Systems, Inc.’s 6.625% Series UU Cumulative Redeemable Perpetual Preferred Stock (the “Preferred Stock”).
Size:	$400,000,000 (16,000,000 Depositary Shares)
Over-Allotment Option:	$60,000,000 (2,400,000 Depositary Shares)
Liquidation Preference:	$25,000 per share of Preferred Stock (equivalent to $25.00 per Depositary Share)
Trade Date:	February 23, 2021
Settlement Date:	March 2, 2021 (T+5)
Price to Public:	$25.00 per Depositary Share
Preferred Stock:
Term:	Perpetual
Dividend Rate:	6.625%
Dividend Payment Dates:	March 31, June 30, September 30 and December 31, commencing June 30, 2021

Optional Redemption:
The Issuer may, at its option, redeem the Preferred Stock:

•in whole, at any time, or in part, from time to time, on or after March 31, 2026, at a redemption price in cash equal to $25,000 per share of Preferred Stock (equivalent to $25.00 per Depositary Share);

•in whole but not in part, at any time prior to March 31, 2026, within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a “Ratings Event” (as defined in the Preliminary Prospectus Supplement) or, if no review or appeal process is available or sought with respect to such Ratings Event, at any time within 120 days after the occurrence of such Ratings Event, at a redemption price in cash equal to $25,500 per share of Preferred Stock (equivalent to $25.50 per Depositary Share); or

•in whole or in part, upon the occurrence of a Change of Control Triggering Event (as defined in the Preliminary Prospectus Supplement), within 120 days after the first date on which such Change of Control Triggering Event occurred, at a redemption price in cash equal to $25,000 per share of Preferred Stock (equivalent to $25.00 per Depositary Share), plus, in each case, all accumulated and unpaid dividends (whether or not declared) to, but excluding, such redemption date.

Change of Control Conversion Share Cap:	2.773200
Listing:	The Issuer intends to apply to list the Depositary Shares on the New York Stock Exchange under the symbol “TDSPrU” and, if the application is approved, expects trading in the Depositary Shares on the New York Stock Exchange to begin within 30 days after the Settlement Date.
CUSIP/ISIN of the Depositary Shares:	879433 787 / US8794337878

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. LLC RBC Capital Markets, LLC UBS Securities LLC Wells Fargo Securities, LLC
Co-Managers:	BNY Mellon Capital Markets, LLC CIBC World Markets Corp. TD Securities (USA) LLC U.S. Bancorp Investments, Inc.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BofA Securities, Inc., toll-free at 1-800-294-1322 or email dg.prospectus_requests@bofa.com; or Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or prospectus@citi.com; or Morgan Stanley & Co. LLC, toll-free at 1-800-584-6837; RBC Capital Markets, LLC toll-free at 1-866-375-6829 or email rbcnyfixedincomeprospectus@rbccm.com; UBS Securities LLC, toll-free at 1-888-827-7275; or Wells Fargo Securities, LLC, toll-free at 1-800-645-3751 or email wfscustomerservice@wellsfargo.com.